General Metals: New President and CEO Takes Helm And Heads For Global Expansion Of The Company’s Mining Interests

Reno, NV, May 2, 2006 General Metals Corporation (OTCBB: GNLM) has appointed Steve Parent, formerly COO, as its new President and CEO. “ Steve has the vision and ability to lead the development of a global mining company” says outgoing President Richard Verdiramo. “ I am pleased to step aside and give the helm to Steve. I will focus on building a new company from scratch and hope to stay involved as a shareholder”, Verdiramo said. Dave Salari will become the new COO. Steve and Dave worked together previously and permitted, built and operated a cyanide heap leach operation in Nevada’s Comstock Lode for another company which is still operating successfully. Jim Porter, CPA is CFO and rounds out the management team. Jim has been CFO for several junior mining companies and previously worked for Arthur Anderson as part of the accounting team that represented Newmont Mining.

The Company intends to proceed with drilling and permitting at its Independence Mine in Nevada as well as to pursue its global acquisition and development strategy. The Independence Mine, located at the east edge of Newmont’s Phoenix Mine, is predominantly a silver mine that produced intermittently from 1938 – 1987 and reported production of 11,000 ounces of gold and 750,000 ounces of silver. Recent drilling of tailings and sampling of oversize stockpiles of already mined mineralized material indicate that approximately 4,000 ounces of gold and 250,000 ounces of silver are already mined and ready to be loaded on a heap leach pad once permitting will allow.

At current prices of over $650 per ounce gold and $13.50 per ounce silver and with an estimated additional 235,000 ounces of gold and 2,500,000 ounces of silver contained in the mineralized material in the “Shallow Target”, development is now underway. In addition to the shallow target, the “Independence Deep Target”, was thought to contain 2,000,000 ounces of gold according to an interoffice memo from Noranda when they completed 25,000 feet of diamond drilling. We have all of the core at the mine. A full discussion can be reviewed on the Company’s website www.generalmetalscorporation.com under “Executive Summary and Exploration Plan”.

As the initial step of the Company’s expansion plan, we are in the Confidentiality Agreement stage with a Ghana, West Africa, corporation to acquire approximately 225 square kilometers of authorized mining and reconnaissance concessions in an area within Newmont Mining’s 50 mile radius from their Ahafo and Akyem open pit deposits. www.newmont.com (Also see Phoenix Mine). The concessions are exploratory in nature but have already shown great surface potential with hundreds of concentrated pan samples that contain in excess of 30 grams per cubic yard of surface mineralized material. One of the concessions shares a boundary with Newmont, as does our Independence Mine.

There is no legally binding agreement as yet, but a letter of intent is underway and due diligence is in progress. More details will be made available upon closing.

The Company is also evaluating several copper prospects, with an eye to add a third leg, along with gold and silver to broaden our Company base. We have changed our head office location to 1 E. Liberty St. Suite 6000, Reno, NV 89501, to better serve access to our primary project in Battle Mountain, NV.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, that the Company intends to proceed with drilling and permitting at its Independence Mine in Nevada as well as to pursue its global acquisition and development strategy, that approximately 4,000 ounces of gold and 250,000 ounces of silver are already mined and ready to be loaded on a heap leach pad, that an estimated additional 235,000 ounces of gold and 2,500,000 ounces of silver are contained in the mineralized material in the "Shallow Target," and that, in addition to the shallow target, the "Independence Deep Target" may contain 2,000,000 ounces of gold, the acquisition by the Company in Ghana, West Africa, of approximately 225 square kilometers of authorized mining that may contain in excess of 30 grams per cubic yard of surface mineralized material, and any potential copper prospect acquisitions.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration. We are not in control of metals prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2004 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

General Metals Corporation

Steve Parent, COO

775.686.6078 office 775.721.6428 cell

generalmetals@hotmail.com